Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation to be Acquired by

Consortium Led by Robert A. Ortenzio, Martin F. Jackson and WCAS

MECHANICSBURG, PENNSYLVANIA — March 2, 2026 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced that it has entered into a definitive agreement (the “Merger Agreement”) pursuant to which an entity affiliated with a consortium led by Robert A. Ortenzio, Executive Chairman, Co-Founder and Director of Select Medical, Martin F. Jackson, Senior Executive Vice President of Strategic Finance and Operations of Select Medical, and Welsh, Carson, Anderson & Stowe (“WCAS” and, together with Mr. Ortenzio and Mr. Jackson, the “Consortium”) will acquire all of the outstanding shares of common stock of Select Medical not already owned by the Consortium for a price per share of $16.50 in cash (the “Merger Consideration”), representing an enterprise value of $3.9 billion, on the terms and subject to the conditions set forth in the Merger Agreement (such transaction, the “Merger”). The Merger Agreement was unanimously approved by the disinterested members of the Board of Directors of Select Medical (the “Board”) upon the recommendation of a special committee of disinterested and independent directors (the “Special Committee”), which negotiated the terms of the transaction.

The Merger Consideration represents a premium of approximately 18% over Select Medical’s unaffected share price as of November 24, 2025, the last trading day prior to a publicly disclosed proposal being submitted by Mr. Ortenzio to the Company’s Board of Directors, and a premium of approximately 25% over Select Medical’s 90-day volume-weighted average closing share price for the period ending on that date.

Mr. Ortenzio, Mr. Jackson and certain of their affiliates have agreed to roll over their equity to the parent entity of the surviving corporation in the Merger in lieu of receiving the cash Merger Consideration. The Consortium may invite other members of management and the Board of Directors of Select Medical (other than members of the Special Committee) to roll over their outstanding equity as well (all participants in such roll over, the “Rollover Participants”).

Select Medical will continue to operate as usual during the pendency of the Merger, with the same commitment to its patients, employees and partners. Select Medical’s current management is expected to remain in place following the completion of the Merger. As Mr. Ortenzio and WCAS are “Permitted Holders” under certain of Select Medical’s existing debt documentation, Select Medical expects its existing indebtedness to remain outstanding following completion of the Merger, facilitating the Consortium’s ability to finance the transaction.

Special Committee and Board Approval

The Special Committee, consisting entirely of disinterested and independent members of the Board and advised by its own independent financial and legal advisors, reviewed and evaluated the Merger Agreement and the transactions contemplated thereby. The Special Committee unanimously determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Select Medical’s stockholders that are unaffiliated with the Consortium and recommended approval of the Merger Agreement to the Board. The disinterested members of the Board, acting upon the recommendation of the Special Committee, unanimously approved the Merger Agreement and the Merger and resolved to recommend that Select Medical’s stockholders vote to adopt the Merger Agreement.

Transaction Details and Conditions to Closing

The Merger is expected to close mid 2026, subject to customary closing conditions, including (a) approval by a majority of the votes cast by holders of the shares of outstanding Select Medical common stock that are not held by any members of the Consortium, the Rollover Participants or their affiliates, (b) the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (c) the receipt of certain other required regulatory approvals. The Merger is not subject to a financing condition.

The initial Rollover Participants, which collectively beneficially own approximately 11.8% of the outstanding shares of Select Medical common stock, have agreed to vote their shares in favor of adoption of the Merger Agreement. Any future Rollover Participants will also agree to vote their shares in favor of adoption of the Merger Agreement.

Upon completion of the Merger, Select Medical will become a privately held company, and its shares of common stock will be deregistered under applicable rules of the Securities and Exchange Commission and no longer be listed on the New York Stock Exchange.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is subject to, and is qualified in its entirety by reference to, the full terms of the Merger Agreement, for which Select Medical will file a Form 8-K with the Securities and Exchange Commission.

Advisors

J.P. Morgan and Wells Fargo are serving as joint lead arrangers and joint lead bookrunners in connection with the committed debt financing of the Consortium. Goldman Sachs is serving as the exclusive financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel, to the Special Committee. Dechert LLP is serving as legal counsel to Select Medical. Wells Fargo and J.P. Morgan are serving as financial advisors, and Cravath, Swaine & Moore LLP is serving as legal counsel to, the Consortium. Barclays is serving as financial advisor, and Ropes & Gray LLP is serving as legal counsel, to WCAS.  Paul Hastings LLP is serving as legal counsel to the debt financing sources.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. As of December 31, 2025, Select Medical operated 104 critical illness recovery hospitals in 28 states, 38 rehabilitation hospitals in 15 states, and 1,917 outpatient rehabilitation clinics in 39 states and the District of Columbia. At December 31, 2025, Select Medical had operations in 39 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

About WCAS

WCAS is a leading U.S. private equity firm focused on two target industries: technology and healthcare. Since its founding in 1979, the firm’s strategy has been to partner with outstanding management teams and build value for its investors through a combination of operational improvements, growth initiatives, and strategic acquisitions. The firm has raised and managed funds totaling over $33 billion of committed capital. For more information, please visit www.wcas.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to Select Medical’s plans, goals, intentions, strategies, financial outlook, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of Select Medical’s control. Forward-looking statements are not guarantees of future performance and you should not place undue reliance on Select Medical’s forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause Select Medical’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There is no assurance that the proposed Merger will be consummated, and there are a number of risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including, without limitation: (1) the inability to consummate the proposed Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the required stockholder approval to adopt the Merger Agreement, the failure to obtain any required regulatory approvals for the proposed Merger, including the termination or expiration of any required waiting periods, or the failure to satisfy the other conditions to the consummation of the proposed Merger; (2) the risk that the Merger may be terminated in circumstances requiring Select Medical to pay a termination fee; (3) the risk that the proposed Merger disrupts Select Medical’s current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the proposed Merger on the ability of Select Medical to retain and hire key personnel and maintain relationships with those with whom it does business; (5) the effect of the announcement or pendency of the proposed Merger on Select Medical’s operating results and business generally; (6) the significant costs, fees and expenses related to the proposed Merger; (7) the risk that Select Medical’s stock price may decline significantly if the proposed Merger is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed Merger and instituted against Select Medical and/or their respective directors, executive officers or other related persons; (9) other risks that could affect Select Medical’s business, financial condition or results of operations, including those set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent filings; and (10) other risks to the consummation of the proposed Merger. Additional information concerning these and other factors can be found in Select Medical’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Select Medical’s most recent annual report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made. Any forward-looking statements, whether made in this press release or elsewhere, should be considered in the context of the various disclosures made by Select Medical about its businesses including, without limitation, the risk factors discussed in Select Medical’s filings with the SEC. Select Medical does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find it

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Select Medical by the Consortium. In connection with the proposed transaction, Select Medical intends to file relevant materials with the SEC, including Select Medical’s proxy statement on Schedule 14A in preliminary and definitive form for its special meeting of stockholders to approve the proposed transaction, and may file or furnish other documents with the SEC regarding the proposed transaction from time to time. In addition, Select Medical and certain affiliates of Select Medical intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). INVESTORS AND STOCKHOLDERS OF SELECT MEDICAL ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SELECT MEDICAL’S PROXY STATEMENT AND SCHEDULE 13E-3 (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to Select Medical’s stockholders. Investors and stockholders are or will be able to obtain the documents (if and when available) filed with the SEC free of charge either from the SEC’s website at www.sec.gov, or from Select Medical’s Investor Relations webpage at https://www.selectmedical.com/investor-relations/.

Participants in the Solicitation

Select Medical and its directors, executive officers and other members of management and employees, including the Rollover Participants, under SEC rules, will be deemed to be “participants” in the solicitation of proxies from stockholders of Select Medical in favor of the proposed transaction. Information about Select Medical’s directors and executive officers is set forth in Select Medical’s Preliminary Proxy Statement on Schedule 14A for its 2026 Annual Meeting of Shareholders, which was filed with the SEC on February 20, 2026 (the “2026 Proxy Statement”). To the extent holdings of the Select Medical’s securities by its directors or executive officers have changed since the amounts set forth in the 2026 Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Additional information concerning the interests of Select Medical’s participants in the solicitation, which may, in some cases, be different than those of Select Medical’s stockholders generally, will be set forth in Select Medical’s proxy statement relating to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Media inquiries:

Shelly Eckenroth

Senior Vice President, Chief Communications Marketing & Branding Officer

717-920-4035

seckenroth@selectmedical.com

Investor inquiries:

Robert S. Kido

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

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